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                                                                      EXHIBIT 12

                                ROCK-TENN COMPANY

              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIO)

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
                                                               YEAR ENDED SEPTEMBER 30,
                                           ------------------------------------------------------------------
                                               1998         1999          2000          2001         2002
                                           ------------ ------------ -------------- ------------- -----------
Fixed Charges:
  Interest expense....................     $    34,664  $    30,813  $      34,933  $     33,992  $  25,470
  Amortization of debt issuance costs.             360          365            642         1,050        929
  Interest capitalized during period..             888          931          1,097         1,541        477
  Portion of rent expense
    representative of interest........           3,034        3,169          3,539         3,768      2,984
                                           ------------ ------------ -------------- ------------- -----------
  Fixed charges.......................     $    38,946  $    35,278  $      40,211  $     40,351  $  29,860
                                           ============ ============ ============== ============= ===========
Earnings:
  Pretax income (loss) from
    continuing operations.............     $    74,613  $    70,253  $      (4,346) $     52,134  $  53,818
  Fixed charges.......................          38,946       35,278         40,211        40,351     29,860
  Interest capitalized during period..            (888)        (931)        (1,097)       (1,541)      (477)
  Amortization of interest
    capitalized.......................             300          433            590           810        878
                                           ------------ ------------ -------------- ------------- -----------
  Earnings............................     $   112,971  $   105,033  $      35,358  $     91,754  $  84,079
                                           ============ ============ ============== ============= ===========

Ratio of earnings to fixed charges....            2.90         2.98           0.88          2.27       2.82
                                           ============ ============ ============== ============= ===========
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